INDEX SUPPLEMENT –	Filed Pursuant to Rule 424(b)(2)
S&P 500 FUTURES 40% INTRADAY 4% DECREMENT VT INDEX	Registration Statement No. 333-293641
(To Prospectus dated April 8, 2026)	333-293641-01

GLOBAL MEDIUM-TERM NOTES, SERIES I

Senior Notes

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

Senior Notes

Fully and Unconditionally Guaranteed by Morgan Stanley

Index Supplement – S&P 500 Futures 40% Intraday 4% Decrement VT Index Information

For a summary of the S&P 500 Futures 40% Intraday 4% Decrement VT Index, see “Summary of Index” on page 10.

Investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 13 and in the relevant preliminary terms or pricing supplement, the accompanying product supplement and the accompanying prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this index supplement, the accompanying product supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

April 8, 2026

S&P 500 Futures 40% Intraday VT 4% Decrement Index

S&P 500 Futures 40% Intraday VT 4% Decrement Index	3
US Equity Exposure	5
40% Risk Control	5
Intraday Rebalancing	6
4% Decrement	8
Index and Underlying Futures Performance	8
Summary Statistics*	8
Daily Performance Attribution	8
Volatility Target Exposure	8
Note on Simulated and Actual Returns	9
Summary of Index	10
Overview	10
Index Strategy	10
Decrement Deduction	10
Volatility Targeting	10
Intraday Rebalancing	10
Overview of Futures Markets	11
Important Information and Qualifications	12
Risk Factors	13

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P 500 Futures 40% Intraday VT 4% Decrement Index

S&P 500 Futures 40% Intraday VT 4% Decrement Index

The S&P 500 Futures 40% Intraday VT 4% Decrement Index measures the performance of a long-only, dynamically adjusted strategy that allocates to E-mini S&P 500 Futures. The index seeks to achieve a 40% volatility target using an intraday rebalancing strategy which seeks to react to market movements throughout the trading day. The index may be levered up to four times to achieve the target, and subtracts an annualized decrement of 4% daily.

US Equities – The Index provides exposure to E-mini S&P 500 Futures.
40% Risk Control– The Index targets 40% annualized volatility by dynamically adjusting its allocation. If the Index’s holdings experience significant changes in volatility, the Index will rebalance the allocation in order to seek to bring the holdings’ volatility back to the target level of volatility.
Intraday Rebalancing– The Index can adjust allocations by trading up to 7 times a day, with a maximum allocation limit of 4x. Using intraday price information may allow for faster deleveraging in downturns, and rapid re-leveraging during bullish market movements
4% Decrement – A fixed decrement is subtracted from the Index performance. The decrement will reduce the level of the Index, regardless of whether the Index appreciates or depreciates. The decrement is applied daily at a rate of 4.0% per annum, even when the Index is not fully invested in the underlying futures. The decrement is applied daily after any leverage has been applied. Because of the deduction of the decrement, the Index will underperform the performance of an identical index without such a decrement feature.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P 500 Futures 40% Intraday VT 4% Decrement Index

S&P 500 Futures 40% Intraday VT 4% Decrement Index

The S&P 500 Futures 40% Intraday VT 4% Decrement Index measures the performance of a long-only, dynamically adjusted strategy based on E-mini S&P 500 futures, less a fixed decrement of 4% per year

Index Performance

Source: Bloomberg, Morgan Stanley Sales & Trading. Past Performance is not an indication of future performance.

SPXF40D4 Index	Return	Annualized Volatility	Sharpe Ratio **	Max Drawdown***	* Note on Simulated Returns: Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between December 31, 2004 to August 30, 2024, prior to its actual existence. The results obtained from such “back-testing” should not be considered indicative of the actual results that might be obtained from an investment or a product linked to the Index. The actual performance of the Index may vary significantly from the results obtained from back-testing. Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance. Morgan Stanley provides no assurance or guarantee that any product linked to the Index will operate or would have operated in the past in a manner consistent with these materials. Calculation based on simulated performance is purely hypothetical and may not be an accurate or meaningful comparison. Past performance (actual or simulated) is not necessarily indicative of future results.
2005	-5.3%	37.87%	-0.14	25.74%
2006	32.4%	37.46%	0.86	27.84%
2007	-9.8%	47.22%	-0.21	30.88%
2008	-60.1%	49.38%	-1.22	74.38%
2009	89.1%	45.53%	1.96	79.92%
2010	34.9%	45.45%	0.77	56.35%
2011	-20.5%	47.20%	-0.43	48.39%
2012	36.2%	43.24%	0.84	37.73%
2013	136.0%	38.9%	3.49	17.11%
2014	30.5%	39.31%	0.78	21.12%
2015	-17.9%	46.02%	-0.39	38.87%
2016	25.4%	40.03%	0.63	42.48%
2017	95.1%	26.33%	3.61	11.09%
2018	-32.1%	45.02%	0.71	51.86%
2019	89.1%	37.04%	2.41	49.73%
2020	39.7%	50.87%	0.78	39.46%
2021	66.0%	40.92%	1.61	20.59%
2022	-51.7%	50.77%	-1.02	58.40%
2023	62.8%	43.23%	1.45	53.81%
2024	52.2%	41.87%	1.25	28.82%
2025	7.8%	43007%	0.18	46.23%
1 Year Trailing*	7.84%	43.08%	0.18	46.23%
3 Year Trailing*	38.73%	42.68%	0.91	53.81%
7 Year Trailing*	28.07%	44.20%	0.64	58.40%
10 Year Trailing*	25.09%	42.43%	0.59	58.40%

Source: Morgan Stanley Sales & Trading, Bloomberg.

From December 31, 2004 to December 31, 2025. Index base date is December 31, 2004. Trailing data as December 31, 2025.

The Index Live Date is August 30, 2024. All data prior to the Index Live Date is simulated.

Trailing returns are annualized returns.

* Annualized returns over those trailing periods.

** The Sharpe Ratio is the volatility-adjusted performance of the  Index. It represents returns received per unit of risk.

*** Maximum Drawdown refers to the largest observed down move from a peak to a trough of the Index over a given period.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P 500 Futures 40% Intraday VT 4% Decrement Index

US Equity Exposure
Futures-Based
The Index provides exposure to US Equity Futures

E-mini S&P 500 Futures

40% Risk Control

Dynamic Allocation Mechanism

The index seeks to achieve a 40% volatility target using an intraday rebalancing strategy which seeks to react to market movements throughout the trading day.

Illustrative Example

Source: Morgan Stanley, Bloomberg. As of December 31, 2025. The Index Live Date is August 30, 2024. Index base date is December 31, 2004 All data prior to the Index Live Date is simulated. Past performance is not indicative of future performance

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P 500 Futures 40% Intraday VT 4% Decrement Index

40% Risk Control (cont’d)

Dynamic Allocation Mechanism

Historical Index Target Leverage to Underlying Equity Futures

Intraday Rebalancing

Hourly Observation & Execution

•	Intraday Volatility Target: Index takes up to seven hourly snapshots intraday, to adjust allocation to underlying futures.

•	Enhanced Reactivity: The intraday mechanism is intended to allow for fast de-levering in falling markets, and quick reaction to rising markets, which may result in improved performance.

•	Pricing Stability: By targeting volatility more frequently, index allows for more pricing stability on linked derivatives

Charts on the following page show comparison of an end-of-day volatility target to an intraday volatility target. This illustrates the potential increased effectiveness of an intraday mechanism, the enhanced reactivity of which may result in superior index performance during turbulent markets.

Source: Morgan Stanley, Bloomberg. As of December 31, 2025. The Index Live Date is August 30, 2024. Index base date is December 31, 2004 All data prior to the Index Live Date is simulated. Past performance is not indicative of future performance

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P 500 Futures 40% Intraday VT 4% Decrement Index

Intraday Rebalancing

Hourly Observation & Execution

Realized volatility comparison of Intraday vs EOD mechanisms

Index performance comparison of Intraday vs EOD in 2025

Source: Morgan Stanley, Bloomberg. As of December 31, 2025. The Index Live Date is August 30, 2024. Index base date is December 31, 2004 All data prior to the Index Live Date is simulated. Past performance is not indicative of future performance

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P 500 Futures 40% Intraday VT 4% Decrement Index

4% Decrement

Fixed Daily Deduction

The Index subtracts a daily decrement equal to 4% per year. The decrement will reduce the level of the Index, regardless of whether the Index appreciates or depreciates. The decrement is applied daily at a rate of 4.0% per annum, even when the Index is not fully invested in the underlying futures. The decrement is applied daily after any leverage has been applied. Because of the deduction of the decrement, the Index will underperform the performance of an identical index without such a decrement feature.

Index Overview

The S&P 500 Futures 40% Intraday VT 4% Decrement Index measures the performance of a long-only, dynamically adjusted strategy that allocates to E-Mini S&P 500 Futures. The index seeks to achieve a 40% volatility target using an intraday rebalancing strategy which seeks to react to market movements throughout the trading day. The index may be levered up to four times to achieve the target and subtracts an annualized decrement of 4% daily.

Index and Underlying Futures Performance

Source: Morgan Stanley, Bloomberg. As of December 31, 2025.The Index Live Date is August 30, 2024.Index base date is December 31, 2004 All data prior to the Index Live Date is simulated. Past performance is not indicative of future performance.

September 2025

Daily Performance Attribution
The following graph shows the daily performance of the underlying future components.

Source: Morgan Stanley, Bloomberg. As of December 31, 2025.The Index Live Date is August 30, 2024.Index base date is December 31, 2004 All data prior to the Index Live Date is simulated. Past performance is not indicative of future performance.

Summary Statistics*

	SPXF40D4 Index Dec-25	US Large Cap Equities Rolling Futures Dec-25

YTD Return	7.8%	12.2%
1-Year Ann. Return	7.8%	12.2%
3-Year Ann. Return	38.7%	16.4%
5-Year Ann. Return	16.4%	10.2%
10-Year Ann. Return	25.1%	11.8%
10-Year Ann. Volatility	42.4%	17.9%
10-Year Sharpe Ratio	0.59	0.66
Full Period Ann. Return	17.5%	8.2%

Source: Morgan Stanley, Bloomberg. As of December 31, 2025.The Index Live Date is August 30, 2024.Index base date is December 31, 2004 All data prior to the Index Live Date is simulated. Past performance is not indicative of future performance.

Volatility Target Exposure

Source: Morgan Stanley, Bloomberg. As of December 31, 2025.The Index Live Date is August 30, 2024.Index base date is December 31, 2004 All data prior to the Index Live Date is simulated. Past performance is not indicative of future performance.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P 500 Futures 40% Intraday VT 4% Decrement Index

Note on Simulated and Actual Returns

Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between December 31, 2004 and August 30, 2024, prior to its actual existence. The results obtained from such “back-testing” should not be considered indicative of the actual results that might be obtained from an investment in the Index. The actual performance of the Index may vary significantly from the results obtained from back-testing. Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance. Morgan Stanley provides no assurance or guarantee that instruments linked to the Index will operate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. In addition, results obtained from back-testing include hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the Index, would have paid or actually paid and do not account for all financial risk that may affect the actual performance of any such investment. Alternative simulations, techniques, modelling or assumptions might produce significantly different results and prove to be more appropriate. Actual results will vary, perhaps materially, from the simulated returns presented in this document.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P 500 Futures 40% Intraday VT 4% Decrement Index

Summary of Index

Overview

The S&P 500 Futures 40% Intraday 4% Decrement VT Index (the “Index”) is a rules-based, long-only index that was developed by S&P Dow Jones Indices LLC and was established on August 30, 2024. The Index employs a rules-based quantitative strategy that consists of a risk-adjusted approach based on volume-weighted average prices (“VWAPs”) of E-Mini S&P 500 Futures (the “futures contract”) and is rebalanced on an intraday basis. The strategy includes an overall volatility-targeting feature, and the SPXF40D4 Index is subject to a 4.0% per annum daily decrement.

Index Strategy

The Index was developed to provide rules-based exposure to unfunded, rolling positions in the futures contract, with a maximum exposure to the futures contract of 400%.

E-mini S&P 500 Futures

E-mini S&P 500 Futures are U.S. dollar-denominated futures contracts, based on the S&P 500 Index, traded on the Chicago Mercantile Exchange (the “CME”), representing a contract unit of $50 multiplied by the level of the S&P 500 Index, measured in cents per index point.

E-mini S&P 500 Futures contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the E-mini S&P 500 Futures contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the E-mini S&P 500 Futures contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of the futures contract is based on the opening prices of the component stocks in the S&P 500 Index, determined on the third Friday of the contract month.

Decrement Deduction

The Index applies a 4.0% per annum daily decrement that will adversely affect the performance of the Index in all cases, regardless of whether the Index appreciates or depreciates. The decrement feature is applied so that 4.0% per annum is deducted daily from the closing level of the Index. The decrement is applied daily after any leverage has been applied. Because of the deduction of the decrement, the Index will underperform the performance of an identical index without such a decrement feature.

Volatility Targeting

On a daily basis, the Index’s exposure to the futures contract is adjusted in an effort to seek a target volatility of 40%. If the volatility level of the Index is less than the target volatility of 40%, the Index will employ leveraged exposure of up to four times (meaning the Index can have up to 400% exposure to the futures contract) to seek to achieve the target volatility. Under no circumstances will the Index employ exposure of greater than 400% to the futures contract. If the volatility level of the Index is above 40%, the Index’s exposure to the futures contract will be reduced to be less than 100% in an effort to seek the target volatility of 40%.

Intraday Rebalancing

The Index is rebalanced on an intraday basis, meaning that it is rebalanced at the end of each execution window that occurs on an index calculation day. Certain market disruption events, such as an unscheduled full-day market closure, may affect the timing of a rebalancing so that such rebalancing instead occurs on the next business day on which all necessary data is available.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P 500 Futures 40% Intraday VT 4% Decrement Index

Overview of Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. As of the date of this document, the futures contract is an exchange-traded futures contract. A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. However, the Index is not a total return index and does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house.

Futures exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P 500 Futures 40% Intraday VT 4% Decrement Index

Important Information and Qualifications

The information provided herein has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities or instruments or to participate in any particular trading strategy. No representation is given with respect to accuracy or completeness, and they may change without notice. Morgan Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, including, without limitation, any express or implied representations or warranties for statements or errors contained in, or omissions from, these materials. Morgan Stanley and others associated with it may make markets or specialize in, have or may in the future enter into principal positions (long or short) in and effect transactions in securities or trading strategies mentioned or described herein.

Unless stated otherwise, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recommendation. We remind investors that these investments are subject to market risk and will fluctuate in value. Any investments discussed in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor’s currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment.

The performance data quoted represents past performance. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assumptions may have been made in this analysis, which have resulted in any returns detailed herein. Transaction costs (such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed. Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herein may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the information, opinions or views contained herein, and acceptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accounting and legal advisors regarding the information, opinions or views contained in this communication.

HYPOTHETICAL PERFORMANCE RESULTS HAVE MANY INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED HEREIN. NO REPRESENTATION IS BEING MADE THAT ANY ACCOUNT WILL OR IS LIKELY TO ACHIEVE PROFITS OR LOSSES SIMILAR TO THOSE SHOWN. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL PERFORMANCE RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY ANY PARTICULAR TRADING PROGRAM. ONE OF THE LIMITATIONS OF HYPOTHETICAL PERFORMANCE RESULTS IS THAT THEY ARE GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. IN ADDITION, HYPOTHETICAL TRADING DOES NOT INVOLVE FINANCIAL RISK, AND NO HYPOTHETICAL TRADING RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THE ABILITY TO WITHSTAND LOSSES OR TO ADHERE TO A PARTICULAR TRADING STRATEGY IN SPITE OF TRADING LOSSES ARE MATERIAL POINTS WHICH CAN ALSO ADVERSELY AFFECT ACTUAL TRADING RESULTS. THERE ARE NUMEROUS OTHER FACTORS RELATED TO THE MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF ANY SPECIFIC TRADING PROGRAM WHICH CANNOT BE FULLY ACCOUNTED FOR IN THE PREPARATION OF HYPOTHETICAL PERFORMANCE RESULTS AND ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL TRADING RESULTS.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P 500 Futures 40% Intraday VT 4% Decrement Index

Risk Factors

•	No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the futures contract. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the futures contract. The Index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for market conditions.

•	The decrement of 4% per annum will adversely affect the performance of the Index in all cases, whether the Index appreciates or depreciates. The Index includes a decrement feature, whereby 4% per annum is deducted daily from the level of the Index. The level of the Index will track the performance of an index from which no such decrement is deducted, and as a result, the Index will underperform the tracked index in all cases. The level of the Index may decline even if the prices of the futures contract increase. Because of the deduction of the decrement, the Index will underperform the performance of an identical index without such a decrement feature.

•	The Index is subject to risks associated with the use of significant leverage. At times, the Index will use significant leverage in an effort to achieve its target volatility. When the Index employs leverage, any declines in the prices of the futures contract will be magnified, resulting in accelerated losses.

•	The Index may not be fully invested. The Index is rebalanced on an intraday basis, meaning that it is rebalanced several times a day. When such rebalancing occurs, the Index’s exposure to the futures contract will be less than 100% when the implied volatility of the futures contract is above 40%. If the Index’s exposure to the futures contract is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return. The Index may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the futures contract on any such day. Additionally, the 4.0% per annum decrement is deducted daily, even when the Index is not fully invested.

•	The Index was established on August 30, 2024 and therefore has very limited operating history. The performances of the Index and some of the component data have been retrospectively simulated for the period before August 30, 2024. As such, performance for periods prior to the establishment of the Index has been retrospectively simulated by Morgan Stanley & Co. LLC on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the Index existed at any time during the period of the retrospective simulation. The methodology used for the calculation and retrospective simulation of the Index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P 500 Futures 40% Intraday VT 4% Decrement Index

Risk Factors (continued)

•	As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the Index prior to August 30, 2024 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

•	S&P Dow Jones Indices LLC developed the rules of the Index with the benefit of hindsight - that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period.

•	The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this document are not necessarily representative of the market conditions that will exist in the future.

•	It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear little relation to the historical or hypothetical back-tested levels of the Index.

•	Adjustments to the S&P 500 Futures 40% Intraday 4% Decrement VT Index could adversely affect the value of the securities. As the underlying index publisher for the S&P 500 Futures 40% Intraday 4% Decrement VT Index, S&P Dow Jones Indices LLC can make methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. An underlying index publisher has no obligation to consider your interests in calculating or revising an underlying index. An underlying index publisher may discontinue or suspend calculation or publication of an underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

•	Higher future prices of the futures contract to which the underlying index is linked relative to its current prices may adversely affect the value of the underlying index and the value of the securities. The future contract is currently listed for trading on the Chicago Mercantile Exchange. As the futures contract approaches expiration, it is replaced by a contract that has a later expiration. Thus, for example, a contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December is replaced by a contract for delivery in March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.” While many futures contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. It is also possible for the market for these contracts to be in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the market for these contracts could result in negative “roll yields,” which could adversely affect the value of the underlying index, and, accordingly, the value of the securities.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.

S&P 500 Futures 40% Intraday VT 4% Decrement Index

Risk Factors (continued)

•	Suspensions or disruptions of market trading in futures markets could adversely affect the price of the securities. Securities markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying index, and, therefore, the value of the securities.

•	Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts and options on futures contracts, including those related to the underlying index, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.

This material is not a solicitation of any offer to buy or sell any security or other financial instrument or to participate in any trading strategy. This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifications at the end of this material. The information contained herein does not constitute advice. Morgan Stanley is not acting as your advisor (municipal, financial or otherwise) and is not acting in a fiduciary capacity.